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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549




                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                         (Amendment No.     17     )*
                                        -----------


                             PACCAR, INCORPORATED
------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   693718108
                            ----------------------
                                (CUSIP Number)



Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (2/95)
                                    Page 1
4098904

-----------------------
  CUSIP NO. 693718108                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      BankAmerica Corporation
      94-1681731
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          3,811,153
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      4,049,647
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      10.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      HC
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                                    Page 2
4098904

-----------------------
  CUSIP NO. 693718108                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Seafirst Corporation (Seafirst Corporation merged into BankAmerica Corporation on January 1, 1996)
      91-0906215
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      State of Washington
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          3,794,754
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,967,627
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      10.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      HC
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                                    Page 3
4098904

-----------------------
  CUSIP NO. 693718108                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Seattle-First National Bank
      91-0402650
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            3,722,342

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,380
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          3,794,754
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,967,627
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      10.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      BK
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                                    Page 4
4098904

-----------------------
  CUSIP NO. 693718108                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Bank of America NT&SA
      94-1687665
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            73,346

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          8,714
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      73,346
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      0.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      BK
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                                    Page 5
4098904

-----------------------
  CUSIP NO. 693718108                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Bank of America Oregon
      93-0726262
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Oregon
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            6,150

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          6,150
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      6,150
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      BK
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                                    Page 6
4098904

-----------------------
  CUSIP NO. 693718108                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Bank of America Illinois
      36-0947896
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Illinois
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,449

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          460
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,449
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      BK
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                                    Page 7
4098904

-----------------------
  CUSIP NO. 693718108                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Bank of America Trust Company of Florida, N.A.
      59-2142868
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,075

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,075
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,075
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      BK
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                                    Page 8
4098904

                                  SCHEDULE 13G


Item 1(a)  Name of Issuer:                Paccar, Incorporated

      (b)  Address of Issuer's            777 - 106th Avenue, N.E.
           Principal Executive Offices:   Bellevue, Washington  98004

Item 2(a)  Names of Persons Filing:       BankAmerica Corporation
                                            ("BAC")
                                          Seafirst Corporation ("SC")
                                          Seattle-First National Bank
                                            ("SFNB")
                                          Bank of America NT&SA
                                            ("BANTSA")
                                          Bank of America Oregon
                                            ("BAO")
                                          Bank of America Illinois
                                            ("BAI")
                                          Bank of America Trust
                                            Company of Florida, N.A.
                                            ("BATCF")

      (b)  Addresses of Principal
           Business Offices:              (For BAC and BANTSA)
                                          555 California Street
                                          San Francisco, CA 94104

                                          (For SC and SFNB)
                                          701 Fifth Avenue
                                          Seattle, Washington 98104

                                          (For BAO)
                                          121 S. W. Morrison Street
                                          Portland, OR 97204

                                          (For BAI)
                                          231 South LaSalle Street
                                          Chicago, IL 60697

                                          (For BATCF)
                                          2255 Glades Road
                                          Boca Raton, FL 33431

      (c)  Citizenship:                   BAC is organized under the laws of
                                          Delaware.  SC is organized under the
                                          laws of Washington.  SFNB, BANTSA and
                                          BATCF are organized under the laws of
                                          the United States.  BAO is a bank
                                          chartered under Oregon state law.  BAI
                                          is a bank chartered under Illinois
                                          state law.

                                    Page 9
4098904

      (d)  Title of Class of Securities:  Common Stock

      (e)  CUSIP Number:                  693718108

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

           (a) [ ] Broker or Dealer registered under Section 15 of the Act

           (b) [X] Bank as defined in section 3(a)(6) of the Act

           (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act

           (d) [ ] Investment Company registered under section 8 of the Investment Company Act

           (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

           (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see (S)240.13d-1(b)(1)(ii)(F)

           (g) [X] Parent Holding Company, in accordance with
                   (S)240.13d-1(b)(ii)(G) (Note: see Item 7)

           (h) [ ] Group, in accordance with (S)240.13d-1(b)(1)(ii)(H)

Item 4     Ownership

           (a)  Amount Beneficially Owned:
                  BAC                                        4,049,647
                  SC                                         3,967,627
                  SFNB                                       3,967,627
                  BANTSA                                        73,346
                  BAO                                            6,150
                  BAI                                            1,449
                  BATCF                                          1,075

           (b)  Percent of Class:
                  BAC                                            10.4%
                  SC                                             10.2%
                  SFNB                                           10.2%
                  BANTSA                                          0.2%
                  BAO                                               0%
                  BAI                                               0%
                  BATCF                                             0%


                                    Page 10
4098904

           (c)  Number of shares as to which such
                person has:

                (i) sole power to vote or direct the vote:
                    BAC                                              0
                    SC                                               0
                    SFNB                                     3,722,342
                    BANTSA                                      73,346
                    BAO                                          6,150
                    BAI                                          1,449
                    BATCF                                        1,075

               (ii) shared power to vote or direct the vote:
                    BAC                                              0
                    SC                                               0
                    SFNB                                         1,380
                    BANTSA                                           0
                    BAO                                              0
                    BAI                                              0
                    BATCF                                            0

              (iii) sole power to dispose or direct
                    the disposition of:
                    BAC                                              0
                    SC                                               0
                    SFNB                                             0
                    BANTSA                                           0
                    BAO                                              0
                    BAI                                              0
                    BATCF                                            0

              (iv)  shared power to dispose or to
                    direct the disposition of:*
                    BAC                                      3,811,153
                    SC                                       3,794,754
                    SFNB                                     3,794,754
                    BANTSA                                       8,714
                    BAO                                          6,150
                    BAI                                            460
                    BATCF                                        1,075

Item 5 Ownership of Five Percent or Less of a Class.

       If this statement is being filed to
       report the fact that as of the date
       hereof the reporting person has ceased
       to be the beneficial owner of more
       than five percent of the class of
       securities, check the following [ ].


* The power to dispose or direct the disposition of shares is shared between the parent company and its subsidiaries.

                                    Page 11
4098904

Item 6   Ownership of More than Five
         Percent on Behalf of Another Person.           Not Applicable.


Item 7   Identification and Classification
         of the Subsidiaries Which Acquired
         the Security Being Reported on by
         the Parent Holding Company.

         See Item 2. BAC is a registered bank holding company. SFNB, BANTSA and BATCF are banks, as defined in section 3(a)(6) of the Act.
         SC, a bank holding company registered
         under the Bank Holding Company Act, is
         the parent of SFNB. Each of the preceding entities, except for SFNB, are wholly-owned subsidiaries of BAC. BAO is a bank chartered under Oregon state law. BAI is a bank chartered under Illinois state law.

Item 8   Identification and Classification
         of Members of the Group.                           See Item 7.

Item 9   Notice of Dissolution of Group.                Not Applicable.

Item 10  Certification.

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    Page 12
4098904

                                   SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   BankAmerica Corporation



Dated:  February 7, 1996           By  /s/ JAMES H. WILLIAMS
                                      --------------------------
                                      James H. Williams
                                      Executive Vice President



                                   Bank of America NT&SA



Dated:  February 7, 1996           By  /s/ JAMES H. WILLIAMS
                                      --------------------------
                                      James H. Williams
                                      Group Executive Vice
                                      President

                                    Page 13
4098904

                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   BankAmerica Corporation (through successor in interest by merger of Seafirst Corporation into BankAmerica Corporation)


Dated:  February 9, 1996           By  /s/ JUDITH A. BOYLE
                                      --------------------------
                                      Judith A. Boyle
                                      Counsel


                                    Page 14
4098904

                                   SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                   Seattle-First National Bank



Dated:  February 2, 1996           By  /s/ STANLEY A. CARLSON
                                      --------------------------
                                      Stanley A. Carlson
                                      Senior Vice President,
                                      General Counsel and
                                      Corporate Secretary

                                    Page 15
4098904

                                   SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                   Bank of America Oregon



Dated:  February 9, 1996           By  /s/ JUDITH A. BOYLE
                                      --------------------------
                                      Judith A. Boyle
                                      Counsel


                                    Page 16
4098904

                                   SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                   Bank of America Illinois



Dated:  February 9, 1996           By  /s/ RICHARD G. MANSKE
                                      --------------------------
                                      Richard G. Manske
                                      Vice President and
                                      Attorney-in-Fact


                                    Page 17
4098904

                                   SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                   Bank of America Trust Company of
                                   Florida, N.A.


Dated:  February 9, 1996           By  /s/ JUDITH A. BOYLE
                                      --------------------------
                                      Judith A. Boyle
                                      Counsel


                                    Page 18
4098904

Board of Directors                                  Adopted:  November 1, 1993
BankAmerica Corporation                          Last amended:  August 1, 1994


           GENERAL OPERATING AND BORROWING RESOLUTION (Excerpts from)

     1. Any two BAC officers listed below under the designation "Group 1" (the "Officers"):

                                    GROUP 1

          the Chairman of the Board
          the Chief Executive Officer
          the President
          any Vice Chairman of the Board
          any Vice Chairman
          the Chief Financial Officer
          the Treasurer
          any Executive Vice President
          any Senior Vice President
          any Vice President
          the Secretary

     2. Any one BAC officer listed above under either the designation GROUP 1 or GROUP 2, or any member of the Legal Department of Bank of America NT&SA holding the title of counsel or a title senior thereto be, and hereby is, authorized to sign registrations, reports, certificates, applications and other writings on behalf of BAC for submission to or filing with any federal, state, local or foreign regulatory authorities, and any amendments, withdrawals, or terminations thereof, as are deemed desirable by such officer or attorney in connection with BAC's activities or affairs.


4126526

Board of Directors                                          September 20, 1984
Seattle First National Bank



                  GENERAL SIGNATURE RESOLUTION (Excerpts from)

          RESOLVED THAT: Instruments, documents or agreements relating to or affecting the property or business and affairs of this Corporation or of this Corporation when acting in any representative or fiduciary capacity, may be executed in its name, with or without its corporate seal, by the following Officer or Officers within the scope of the signing authority described herein.

     The general composition of the signature groups used is:

     Group A:  Executive Officer

     Chairman of the Board, President, Vice Chairman of the Board Vice President, Corporate Secretary and Cashier, or any officer so designated by the Chief Executive Officer.



4126618

Board of Directors                                          November 7, 1994
Bank of America NT&SA

                  GENERAL OPERATING RESOLUTION (Excerpts from)

2.   Regulatory Matters.

     (a) Any ONE of the officers of the Bank listed below under the designation Group III, or any member of the Legal or Tax Departments of the Bank holding the title of counsel or a title senior thereto is authorized to sign registrations, reports, certificates, applications and other writings on behalf of the Bank for submission to or filing with any federal, state, local or foreign regulatory authorities, and any amendments, withdrawals, or terminations thereof, as are deemed appropriate by the officer or member, except for applications for letters patent, trademarks, copyrights, service marks, and similar matters, which are addressed in paragraph (b) below.


4.   Officer Group Designations.

     As used herein the officer designations "Group I," "Group II," and "Group III" consist of the officers listed below:


Group I

the Chairman of the Board
the President
any Vice Chairman of the Board
any Vice Chairman
the Chief Operating Officer
the Chief Financial Officer
any Group Executive Vice
  President
any Executive Vice President
any Senior Vice President
any Managing Director
any Vice President
any Assistant Vice President
any Senior Authorized Officer
any Senior Trust Officer
any Trust Officer



4126528

Board of Directors                                    January 17, 1996
Bank of America Oregon



                  GENERAL OPERATING RESOLUTION (Excerpts from)

2.   Regulatory Matters.

     Any ONE of the officers of the Bank listed below under the designation Group I, or any member of the Legal or Tax Departments of Bank of America NT&SA holding the title of counsel or a title senior thereto is authorized to sign registrations, reports, certificates, applications and other writings on behalf of this Bank for submission to or filing with any federal, state, local or foreign regulatory authorities, and any amendments, withdrawals, or terminations thereof, as are deemed appropriate by the officer or member.



4126524

                           LIMITED POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that BANK OF AMERICA ILLINOIS ("Principal"), an Illinois banking corporation with its registered offices at 231 South LaSalle Street, Chicago, Illinois, by and through its duly executed officer, John J.Higgins, Chief Administrative Officer of Principal, does hereby nominate, constitute and appoint Richard G. Manske and I. Benedict Espinos and each of them, as its true and lawful attorneys-in-fact, for it and in its name, place and stead, to execute any and all reports, forms, schedules or other documents required to be executed by Principal pursuant to Section 13 of the Securities Exchange Act of 1934 as now in effect or hereafter amended and rules issued thereunder from time to time by the Securities and Exchange Commission.

     Principal hereby gives and grants unto each of said attorneys-in-fact full power and authority to do and perform all and every act necessary, requisite or proper to be done with respect to the aforesaid reports, forms, schedules or other documents, including and filing thereof with the Securities and Exchange Commission, and such stock exchanges or other authority, entity or person as fully as Principal might or could do, with full power of substitution or revocation, hereby ratifying and confirming all that Principal's attorneys-in-fact shall have lawfully done heretofore in connection therewith or hereafter causes to be done by virtue hereof.

     This Limited Power of Attorney shall expire on January 31, 1997, unless earlier revoked or extended by Principal in writing.

     This Limited Power of Attorney shall be governed by and construed in accordance with the laws of the State of Illinois, United States of America.

     IN WITNESS WHEREOF, Principal has executed this Limited Power of Attorney this 22nd day of January, 1996.



                                               /s/ JOHN J. HIGGINS
                                       ----------------------------------
                                       John J. Higgins
                                       Chief Administrative Officer

Subscribed and sworn to before me
this 22nd day of January, 1996.

         /s/ NINA TAI
---------------------------------
Notary Public

4126515

Board of Directors                                            April 25, 1995
Bank of America Trust Company of
   Florida, National Association



          RESOLVED that this Board of Directors authorizes any officer of this Association, or any attorney in the Legal Department of Bank of America N.T.&S.A. with the title of counsel or a title senior thereto to sign registrations, reports, certificates, applications and other writings on behalf of this Association for submission to or filing with any federal, state, local or foreign regulatory authorities, and any amendments, withdrawals, or terminations thereof, as the officer or attorney deems appropriate.



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